                                                                   EXHIBIT 10.43


                               SECOND AMENDMENT TO
                          MASTER AFFILIATION AGREEMENT

This amendment (the "Second Amendment") to the Master Affiliation Agreement dated December 22, 1998, as amended in the First Amendment dated March 8, 1999 (as so amended, the "Master Agreement"), by and between Wink Communications, Inc., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and DIRECTV, Inc., a California Corporation, whose address is 2230 East Imperial Highway, El Segundo, CA 90245, is dated June 28, 1999.

The parties agree to amend the Master Agreement as follows:

1. DIRECTV's obligation, as set forth in the seventh sentence of Section 3.1 of the Master Agreement, to pay Wink 50% of the non-recurring engineering fees detailed in the Engine Statement of Work (up to a maximum [*]) is hereby waived.

2. DIRECTV's obligation to pay Wink an aggregate [*] and Wink's obligation to reimburse DIRECTV such funds, both as set forth in Section 5.4 of the Master Agreement, are both hereby waived.

3.    The current Section 3.2, repeated for convenience below:

3.2. The parties agree that the active participation and support of DIRECTV System Manufacturers is essential to the parties ability to deploy Interactive Wink Programs to Wink-enabled DIRECTV System Receivers. Wink agrees to license the Wink Engine to any DIRECTV System Manufacturer on the terms defined in Exhibit I. DIRECTV agrees to use commercially reasonable efforts to encourage both Thomson Consumer Electronics and Hughes Network Systems to enter into such license agreements with Wink under terms substantially similar to those defined in Exhibit I for the product which each manufacturer reasonably anticipates as its highest volume DIRECTV System Receiver offered in 1999 and covering all shipments after January 1, 1999 of such DIRECTV System Receivers to DIRECTV subscribers located in the United States; provided, however, that in no event shall DIRECTV have any obligation to encourage the inclusion of any Wink technology into (i) Thomson Consumer Electronics' DIRECTV System Receiver other than Thomson's 4.5 Version of the DIRECTV System Receiver, or (ii) any Hughes Network Systems DIRECTV System Receiver introduced to market after January 1, 2000. Notwithstanding anything herein to the contrary, either party, upon written notice to the other party, may terminate this Master Agreement, without any liability to the other party in the event that Thomson Consumer Electronics has not entered into a licensing agreement with Wink, as is contemplated above, within thirty
      (30) days of the Effective Date.

Is hereby replaced with the following new Section 3.2:

3.2. Wink agrees to license the Wink Engine to any DIRECTV System Manufacturer on the terms defined in Exhibit I. For purposes of the Master Agreement and the Second Amendment, the following definitions shall apply:

      o "Baseline" shall mean the lowest priced model(s) offered at retail by each DIRECTV System Manufacturer (and "step-up" models based on the same hardware design) and the models purchased by DIRECTV for the PRIMESTAR swap out program.

---------------

[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

      o     "TCE" shall mean Thomson Consumer Electronics

      o     "Philips" shall mean Philips Electronics B.V.

      o     "HNS" shall mean Hughes Network Systems

      o     "Sony" shall mean Sony Electronics

      o the TCE 4.5 DIRECTV System Receivers, the first generation Baseline DIRECTV System Receiver models from Philips and the first generation Baseline DIRECTV System Receiver models from HNS based on the "Everest" processor shall collectively be referred as "Guaranteed Wink Models"

      o DIRECTV System Receivers which meet the Wink Engine hardware requirements, per the specification in Exhibit P, as amended by mutual agreement, shall be referred to as "Wink-capable DIRECTV System Receivers."

      (a)   WINK-CAPABLE HARDWARE
      DIRECTV shall use its best commercial efforts to establish a contractual agreement with each applicable manufacturer to provide that each Guaranteed Wink Model will be a Wink-capable DIRECTV System Receiver on first shipment to both retailers and to DIRECTV (for the PRIMESTAR swap out program use)(each such agreement, an "OEM Agreement"). DIRECTV further agrees to use commercially reasonable efforts to encourage all DIRECTV System Receiver manufacturers to ensure that new Baseline models launched by such manufacturers after March 31, 2000 but prior to January 1, 2002 meet the Wink Engine Requirements.

      (b)   WINK ENGINE RELEASE SCHEDULE
      DIRECTV shall use commercially reasonable efforts to provide that Wink-capable DIRECTV System Receivers, excluding those models listed in Exhibit O, be scheduled (as approved by DIRECTV in cooperation with the participating DIRECTV System Manufacturer and Wink) to include a Wink Engine as soon as practicable, as determined by DIRECTV in its reasonable discretion, after such model is released commercially. Notwithstanding the above and subject to completion and the terms of the applicable OEM Agreement, DIRECTV shall provide that DIRECTV System Receivers which are Guaranteed Wink Models and are produced prior to January 1, 2002, include a Wink Engine (whether enabled via satellite download or installation at the factory in accordance with Section 3.2(d)). DIRECTV agrees to use commercially reasonable efforts to secure a commitment and schedule for the earliest possible release date for the Wink Engine for both the TCE
      4.5 platform and the first generation Philips platform for both retail sales and PRIMESTAR swap out program use. DIRECTV also agrees to require HNS to provide a Wink Engine (subject to HNS execution of a license agreement with Wink, as described below) with the new Everest-based Baseline models at the time of commercial launch of such Guaranteed Wink Model (provided that DIRECTV shall retain the right, in its sole discretion, to postpone the launch of the Wink Engine, if the simultaneous launch of such Guaranteed Wink Model and the associated Wink Engine is delaying the commercial introduction of such Guaranteed Wink Model. The parties agree that the mutual objective of the parties is to launch the Wink Engine on the TCE 4.5 platform before April 1, 2000 and on the Philips platforms before July 1, 2000, and Wink acknowledges and accepts that the attainment of those target dates is dependent on active participation and support by the applicable manufacturer. DIRECTV understands and accepts that in order to utilize the Wink Engine, DIRECTV System Manufacturers must execute a license agreement with Wink on terms substantially identical to those defined in Exhibit I.

      (c)   PRODUCT LINE TRANSITIONS
      DIRECTV shall encourage TCE to discontinue its earlier Baseline model (TCE 4.0) after December 31, 1999, and encourage HNS to discontinue its earlier Baseline models three (3) months following commercial launch of the "Everest" Baseline model. Notwithstanding the above, Wink acknowledges that manufacturing and/or supply constraints may prevent a timely transition to Wink-capable platforms for TCE and HNS. The parties agree that DIRECTV shall notify Wink of delays in such transitions as soon as possible, and that DIRECTV shall utilize commercially reasonable efforts to assist the applicable manufacturer in the resolution of such problems as quickly as possible. Wink further acknowledges and agrees that in the event of any such manufacturing and/or supply constraints, as determined by DIRECTV in its sole discretion, DIRECTV shall have the right to allow the continuation of the manufacturing of any model of DIRECTV System Receiver by any manufacturer.

      (d)   DOWNLOADING AND FACTORY INSTALLING THE WINK ENGINE
      During the term, DIRECTV shall use commercially reasonable efforts to download the Wink Engine to all Wink-capable DIRECTV System Receivers as soon as practicable, as determined by DIRECTV in its reasonable discretion, after acceptance of the Wink Engine by DIRECTV and the applicable manufacturer in accordance with DIRECTV's standard practices ("the Acceptance Date"), and in any event no more than sixty (60) days after the Acceptance Date, and to require DIRECTV System Manufacturers to install the Wink Engine in new units manufactured at their factories (rather than downloaded via satellite) as soon as practicable, as determined by DIRECTV in its reasonable discretion.

      (e)   DE-INSTALLING THE WINK ENGINE
      DIRECTV shall take no specific actions to (i) de-install or disable a previously downloaded or installed Wink Engine in a Wink-enabled DIRECTV System Receiver, unless the installation or download of the Wink Engine has had a material adverse effect on the performance of such Wink-enabled DIRECTV System Receiver as determined by DIRECTV in its sole discretion, or such Wink-enabled DIRECTV System Receiver is used in a SMATV system, hotel or other commercial establishment, or (ii) disable the collection of Wink Responses from Interactive Wink Programs in any Wink-enabled DIRECTV System Receivers, through the Term of the Master Agreement. The foregoing limitations in this Subsection 3.2(e) shall not apply to the extent compliance will, or could reasonably be expected to, subject DIRECTV to a lawsuit or other legal action, provided that DIRECTV has (a) given Wink thirty days prior notice and time to respond to such concerns and (b) demonstrated to Wink's reasonable satisfaction that such concerns are not adequately addressed by the indemnity provided to DIRECTV by Wink under the Agreement.

      (f)   UNIT VOLUMES, PRESS RELEASE
      The parties acknowledge that, based on mutual good faith estimates, the foregoing commitments are expected to provide that at least four million (4,000,000) DIRECTV System Receivers will be Wink-enabled prior to January 1, 2002, provided, however, DIRECTV makes no guarantee regarding the actual number of DIRECTV System Receivers that will be Wink-enabled. The parties further agree to prepare a joint press release which will include the parties intent to deploy at least four million (4,000,000) Wink-enabled DIRECTV System Receivers by December 31, 2001. This release shall be issued as soon as is practicable once Wink has executed license agreements with Philips and HNS and shall incorporate the announcement of Philips and/or HNS as Wink licensees. DIRECTV agrees to use commercially reasonable efforts to encourage those manufacturers to enter into such agreements (in a form substantially similar to Exhibit I in the Master Agreement) with Wink by June 30, 1999. The parties further agree that if Wink has executed agreements with Philips and HNS by July 10, 1999, the parties shall collaborate to issue such press release prior to or during the Satellite Broadcasters Convention in July 1999.

      (g)   WINK PREMIUM SUBSIDY
      In return for these commitments by DIRECTV and the purchase by DIRECTV (or an affiliate of DIRECTV) of one million two hundred and forty nine thousand nine hundred and ninety nine shares (1,249,999) shares of Wink's Series D Preferred Stock at twelve dollars ($12.00) dollars per share pursuant to the Stock Purchase Agreement referenced below, Wink agrees to pay DIRECTV an amount per Wink-enabled DIRECTV System Receiver equal to the lesser of

      (i)   [*]

      (r) [*] of the incremental cost per unit quoted by the applicable DIRECTV System Manufacturer to include the Wink Engine (including the minimum amount of hardware as defined in Exhibit P) for the Wink Engine in each Wink-enabled DIRECTV System Receiver, over the amount such manufacturer has quoted to DIRECTV, on the assumption that the Wink Engine was not a requirement (the "Wink Premium").

      DIRECTV agrees to use reasonable efforts to provide that the Wink Premium quoted by a DIRECTV System Manufacturer reflects the lowest incremental cost attributable to the Wink feature, compared to the features required by DIRECTV and those otherwise planned by such manufacturer, and agrees to provide Wink with written notification of the Wink Premium quoted by manufacturers and the hardware components attributed to Wink. The parties agree that if a manufacturer quotes DIRECTV a Wink Premium in excess of [*] for a specific model other than the Guaranteed Wink Models, DIRECTV shall not be obligated to require the manufacturer to make such model meet the Wink Engine Requirements.

      Such payments shall not be considered Incremental Wink Revenues for DIRECTV under the Master Agreement. The payments shall be made by Wink to DIRECTV quarterly for all Wink-enabled DIRECTV System Receivers through the Term on:

      (x) the later of the date of shipment by the applicable manufacturer if the Wink Engine is installed at the factory;

      (y) the date of the Wink Engine download to such DIRECTV System Receiver if the Wink Engine is downloaded.

      DIRECTV shall submit a quarterly report to Wink containing a good faith estimate of the total number of Wink-enabled DIRECTV System Receivers (by manufacturer and model) for which Wink must make payments to DIRECTV, and Wink shall pay DIRECTV promptly upon receipt of such report. Such reports from DIRECTV shall be subject to the audit rights per Section 14.12 of the Master Agreement. The parties agree that Wink's cumulative payments to DIRECTV under the Second Amendment shall not exceed the total price of the Wink Series D Preferred Stock purchased by DIRECTV (or an affiliate of DIRECTV) (e.g. $15,000,000).

      (h) Notwithstanding anything to the contrary set forth in this section 3.2, the parties agree and understand that DIRECTV's efforts to download the Wink Engine to Wink -- capable DIRECTV System Receivers may be unsuccessful for reasons beyond the control of DIRECTV such as, for example, end user's failure to properly set up or maintain such equipment, and DIRECTV shall not be deemed to have breached any of its obligations hereunder if a certain number of Wink -- capable DIRECTV System Receivers have not been Wink enabled by the applicable date, provided DIRECTV has made commercially reasonable efforts to achieve such result.

3.    The current Section 3.3, repeated for convenience below:

3.3. Wink shall, at Wink's sole cost and expense (including taxes and freight), purchase for and on behalf of DIRECTV and deliver to DIRECTV at such location as DIRECTV shall designate, all equipment (including total system-redundant equipment for back-up use) necessary to run the Wink Software and to enable DIRECTV's insertion of Interactive Wink Programs, including Wink Virtual Channels pursuant to Section 3.9, into DIRECTV's signals (the "Equipment"), with the exception that any personal computers utilizing or running Microsoft Windows 95 or Windows NT required to operate the Wink Software will be provided by DIRECTV, at DIRECTV's sole cost and expense, and such computers shall not be deemed Equipment hereunder. The parties agree that Wink shall have no obligation to provide any additional equipment that may be required to enable storage or insertion of Interactive Wink Programs not provided by Wink or by a Programmer (as defined below) as part of such Programmer's video signal. All Equipment provided by Wink to DIRECTV hereunder shall become the sole property of DIRECTV upon installation at DIRECTV's Facilities, as defined below.

Is hereby replaced with the following new Section 3.3:

3. Wink shall reimburse DIRECTV [*] (the "Equipment Cap") for all equipment (including total system-redundant equipment for back-up use) necessary to run the Wink Software, download the Wink Engine and to enable DIRECTV's insertion and/or transmission of Interactive Wink Programs, including Wink Virtual Channels pursuant to Section 3.9, into DIRECTV's signals (the "Equipment"). Payments for Equipment against the Equipment Cap shall be subject to presentation to Wink of a detailed invoice and schedule from DIRECTV, and made by Wink on the earlier of thirty days following an initial public offering of Wink stock (if any) and December 31, 1999. The parties agree that DIRECTV shall provide all other equipment necessary to run the Wink Software, download the Wink Engine, and enable DIRECTV's insertion and/or transmission of Interactive Wink Programs, including Wink Virtual Channels, into DIRECTV's signal, with the exception that the purchase by DIRECTV of equipment specifically required for the transmission of Interactive Wink Programs with DIRECTV's planned "local-into-local" broadcasts shall be optional. Wink shall have no obligation to reimburse DIRECTV for equipment costs or provide any equipment to DIRECTV under the Master Agreement or this Second Amendment, except as provided in this Section 3.3. The parties agree that if DIRECTV elects to terminate the Master Agreement prior to the expiration of the fifth year of the Term and Wink has not breached the Master Agreement, DIRECTV shall reimburse Wink [*] of the actual amount reimbursed by Wink under this section 3.3. The parties also agree that all equipment solely related to the transmission of the Interactive Wink Programs (as opposed to networking equipment and equipment used to download the Wink Engine and other software) shall be dedicated by DIRECTV to such services during the Term. The parties have prepared the attached Exhibit Q to identify the equipment which shall be dedicated to the transmission of the Interactive Wink Programs. Such Exhibit may be amended during the Term by mutual agreement of the parties.

4. Contemporaneously with the execution of the Second Amendment, Wink and DIRECTV (or an affiliate of DIRECTV) shall enter into a Series D Preferred Stock Purchase Agreement that sets forth the terms and conditions under which DIRECTV shall invest approximately $14,999,988 in Wink. The Second Amendment shall have no effect until such time as the Preferred Stock Purchase Agreement has been executed and the stock purchase is effective. The parties agree that unless DIRECTV (or an affiliate of DIRECTV) executes the Preferred Stock Purchase Agreement and provides the required funds to Wink on or before July 1, 1999, the Second Amendment shall be void.

5. In the event of any inconsistency between the Second Amendment and the Master Agreement or any other agreement between the parties, the Second Amendment shall be deemed to be controlling. In all other respects, the Master Agreement shall continue in full force and effect.

WINK COMMUNICATIONS, INC.              DIRECTV, Inc.


By:    /s/ MARY AGNES WILDEROTTER      By:    /s/ BRADLEY BEALE
       -----------------------------          -----------------------------
Name:  Mary Agnes Wilderotter              Name:  Bradley Beale
       -----------------------------          -----------------------------
Title: President/CEO                   Title: Vice President
       -----------------------------          -----------------------------

EXHIBIT O.: MODELS WHICH ARE NOT REQUIRED TO INCLUDE A WINK ENGINE

                                      [*]




---------------

[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

EXHIBIT P.: MINIMUM HARDWARE REQUIREMENTS FOR THE WINK ENGINE

o 28 CISC MIPS available for Wink processing while the DIRECTV System Receiver is decoding MPEG video, DIRECTV guide data

o Ability to receive single SCID data streams of at least than 400 kbits/sec while also receiving the Wink Service Map, DIRECTV guide data, etc.

o 704x480x256 color graphics, no video or other memory limitations on drawing the entire screen in all colors with or without video display (the parties agree and accept that the HNS Everest Baseline models may not completely meet this requirement, and agree that in no event shall the resolution and color depth with or without video display be inferior to that provided on the TCE 4.5 platform)

o     Translucency and/or alpha blending

o     MPEG Decoder capable of continuously displaying a static I-Frame

o     2400 baud modem

o     4kB NVRAM

o     512kB Flash

o 512kB RAM (for applications and Wink Engine data structures; does not include drawing buffers, downstream data buffers, etc.)

o     support for downloading of Wink Engine, upgrades to same

Optional, but recommended:

o     Hardware flicker filter

o     BitBLTs

[*]


---------------

[*] Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

EXHIBIT Q:  EQUIPMENT DEDICATED TO TRANSMISSION OF INTERACTIVE WINK PROGRAMS


CRBC

A180C (2 tickers) (4 SUN)
Bridge Workstations (4 B1000)
Sun Ultra 5 (2 Ethernet cards)
Studio computer
Terminal Server
TTX 742 (Norpak)

LABC

A180C (2 tickers, 1 spare)
Bridge Workstations (4 B1000)
Sun Ultra 5 (Ethernet cards)
Studio computer
Terminal Server
TTX742 (Norpak)

NEL

A180C (2 tickers)
Sun Ultra 5 (2 Ethernet cards)
Studio Computer
Terminal Server
TTX742 (Norpak)

                              [DIRECTV LETTERHEAD]


June 28, 1999

Allan Thygesen
Senior Vice President
Programming and Advertising
Wink Communications
1001 Marina Village Parkway
Alameda, California 94501

Dear Allan:

The purpose of this letter is to conform the conversations that we have had regarding the collection and use of DIRECTV subscriber information obtained from Wink-enabled DIRECTV System receivers. As I mentioned, DIRECTV is in the process of formulating a subscriber privacy policy to address this and similar issues that will arise as the capabilities and functions of DIRECTV System receivers continue to develop. We recognize that Wink has spent a significant amount of time thinking about these types of issues for its own business, and we welcome your offer to provide input as DIRECTV develops this policy. We will allow you to review the proposed policy as it relates to the Wink services during our internal preparation with the understanding that DIRECTV will retain the sole right to decide on the final version.

At the time that the DIRECTV policy is finalized, we would expect that Wink and DIRECTV will discuss together the implementation of such privacy policy with respect to the Wink services. It is both parties understanding and expectation that Wink and DIRECTV will work together in good faith to implement such policy, with the understanding that Wink's pre-existing agreements with other constituents will be acknowledged and considered in preparation of a mutually acceptable implementation with respect to the Wink services on the DIRECTV platforms.

Allan, if this letter accurately summarizes the understanding of Wink and DIRECTV on this matter, kindly confirm by signing below and returning a copy to my attention.

                                        Respectfully yours,


                                        /s/ LAWRENCE CHAPMAN
                                        ------------------------------
                                        Lawrence Chapman
                                        Executive Vice President
                                        DIRECTV

Acknowledged and Agreed:

Wink Communications


By: /s/ ALLAN THYGESEN                  Date:  6/28/99
    --------------------------                ------------------